Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 847.753.7678 janice.mcdill@grubb-ellis.com
Grubb & Ellis Board Authorizes Stock Buyback Program
NORTHBROOK, Ill., (Feb. 21, 2006) — Grubb & Ellis Company (OTC: GBEL), one of the leading providers of integrated real estate services, announced today that its Board of Directors has authorized a common stock buyback program pursuant to which the Company may repurchase up to 15 percent of its outstanding shares of common stock as market conditions warrant over the next 12 months.
     The shares may be repurchased from time to time at prevailing market prices through open market transactions or privately negotiated transactions, and will be subject to restrictions related to volume, price, timing, market conditions and applicable Securities and Exchange Commission rules and regulations.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.
Forward-looking Statement
Statements included in this release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing techniques and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s quarterly reports on Form 10-Q for the three month periods ended September 30, 2005 and December 31, 2005, and in the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2005, filed with the SEC.
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Grubb & Ellis Company
2215 Sanders Road, Suite  400     Northbrook, Illinois     847.753.7500     847.753.9071 (fax)